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CITIGROUP CAPITAL XIV                                FILED PURSUANT TO RULE 433
20,000,000 CAPITAL SECURITIES                        FILE NOS. 333-135163,
                                                               333-135163-04
6.875% ENHANCED TRUST PREFERRED SECURITIES  (ENHANCED TRUPS(R))
$25 LIQUIDATION AMOUNT
GUARANTEED BY CITIGROUP INC. TO THE EXTENT SET FORTH IN THE PROSPECTUS

                                [CITIGROUP LOGO]

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Terms and Conditions:
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Issuer:                 Citigroup Capital XIV, a Delaware statutory trust, the
                        sole assets of which will be junior subordinated debt
                        securities issued by Citigroup Inc.
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Guarantee:              $25 liquidation amount per enhanced trust preferred
                        security, guaranteed by Citigroup Inc. to the extent set
                        forth in the Prospectus.
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Ratings:                Aa2/A/AA  (Moody's / S&P / Fitch)
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Trade Date:             June 26, 2006
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Settlement Date:        June 30, 2006 (T+4 days)
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Maturity:               June 30, 2066
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Amount:                 20,000,000 enhanced trust preferred securities (the
                        "capital securities")
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Coupon:                 6.875% per annum
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Public Offering Price:  $25 per capital security
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Gross Fee:              $0.7875 per capital security (to be paid by Citigroup
                        Inc.)
    Management Fee:       $0.1575 per capital security
    Underwriting Fee      $0.13 per capital security
    Sales Concession:     $0.50 per capital security
    Re-allowance:         $0.45 per capital security
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Purchase Price:         $25 per capital security
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Net Proceeds to
Citigroup:              $483,750,000 (estimated).
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Interest Payment Dates: Quarterly on the 30th of each March, June, September and
                        December. Modified Following business day convention for
                        the December interest payment dates, Following business
                        day convention for all other interest payment dates.
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First Coupon:           September 30, 2006.
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Day Count:              30/360.
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Deferral of Interest:   Payment of interest on the capital securities will be
                        deferred to the extent Citigroup Inc. elects to defer
                        interest on the junior subordinated debt securities held
                        by the issuer. Citigroup may so defer interest for up to
                        40 consecutive quarterly interest payment dates.
                        However, after so deferring interest for 20 consecutive
                        quarterly interest payment dates, with certain
                        exceptions, Citigroup is obligated to sell equity
                        securities and use the proceeds thereof to pay deferred
                        interest unless the Federal Reserve, after receiving
                        notice of these actions, has disapproved of either of
                        these actions.
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Redemption at Issuer
Option:                 Subject to the Capital Replacement Covenant, Citigroup
                        may redeem the underlying junior subordinated debt
                        securities, and thus redeem the capital securities, at
                        any time on or after June 30, 2011 or upon the
                        occurrence of a tax event, an investment company event
                        or a regulatory capital event. Redemption in whole or in
                        part.
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Capital Replacement
Covenant:               Citigroup Inc. has agreed not to redeem the junior
                        subordinated debt securities during the term of the
                        Capital Replacement Covenant except with proceeds of the
                        sale of Citigroup equity securities. The Capital
                        Replacement Covenant will terminate no later than June
                        30, 2036.
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CITIGROUP CAPITAL XIV                                 FILED PURSUANT TO RULE 433
20,000,000 CAPITAL SECURITIES                         FILE NO. 333-135163
6.875% ENHANCED TRUST PREFERRED SECURITIES  (ENHANCED TRUPS(R))
$25 LIQUIDATION AMOUNT
GUARANTEED BY CITIGROUP INC. TO THE EXTENT SET FORTH IN THE PROSPECTUS

                                [CITIGROUP LOGO]

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Sinking Fund:           Not applicable.
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Listing:                Application will be made to list the capital securities
                        on the New York Stock Exchange.
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                                                              Amount of Capital
                                                           Securities Purchased
                                                           --------------------
Sole Structuring
Coordinator and
Sole Bookrunner:        Citigroup Global Markets Inc.                 3,075,027
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Senior Co-Managers:     Merrill Lynch, Pierce, Fenner &               3,075,000
                        Smith Incorporated
                        Morgan Stanley & Co. Incorporated             3,075,000
                        UBS Securities LLC                            3,075,000
                        Wachovia Capital Markets, LLC                 3,075,000
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Junior Co-Managers:     Banc of America Securities LLC                  500,000
                        Bear, Stearns & Co. Inc.                        500,000
                        Lehman Brothers Inc.                            500,000
                        RBC Dain Rauscher Inc.                          500,000
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Capital Securities
CUSIP/ISIN:             17309E200/US17309E2000
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Citigroup Capital XIV and Citigroup Inc. have filed a registration statement
(including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup Capital XIV and Citigroup have filed with the SEC for more complete information about Citigroup Capital XIV, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for the registration statement is No. 333-135163. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.